Exhibit 23 (b)

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation of our report dated February 25, 2000 on Central and South West Corporation, included and incorporated by reference in this Form 10-K, into the American Electric Power Company, Inc. registration statements on Form S-8 (File Nos. 333-46360, 333-39402 and 333-50109) and on Form S-3 (File No. 33-01734).

/s/ Arthur Andersen LLP


Dallas, Texas
   March 27, 2001